Filed Pursuant to Rule 424(b)(3)

Registration No: 333-119016

FREQUENT GUEST LOYALTY PROGRAM

PROSPECTUS SUPPLEMENT

dated July 5, 2006

(to Prospectus dated June 7, 2005)

This prospectus supplement updates, modifies or supercedes certain terms of the Jameson Stock Awards Program contained in the prospectus dated June 7, 2005. You should read this prospectus supplement together with the prospectus.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” included in the prospectus dated June 7, 2005, as amended or supplemented from time to time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 5, 2006

BRINSON PATRICK SECURITIES CORPORATION

AGENT

The Jameson Stock Awards Program will be terminated upon the consummation of a merger pursuant to the merger agreement among Argila, LLC (an affiliate of JER Partners), Whiskey Merger Corp., a subsidiary of Argila, LLC, and us. Under the terms of the merger agreement, dated May 22, 2006, Whiskey Merger Corp. will merge with and into us and we will become a wholly owned subsidiary of Argila, LLC. Following the merger, the Program will be terminated. There will be no further market for our common stock and our stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act.

A special meeting of shareholders to approve the merger agreement and the merger is planned for July 26, 2006. If you were a shareholder of our common stock on June 21, 2006, you will receive the proxy statement and proxy prior to the special meeting. In addition, the proxy statement is publicly available for free on the SEC website at www.sec.gov and on our website at www.jamesoninns.com. Our website is expressly not incorporated by reference into this prospectus supplement. You may also read and copy the proxy statement and other information about us at the SEC’s Public Reference Section at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We plan to stop issuing shares of our common stock under the Program seven days prior to the scheduled special meeting of shareholders. The shares will be credited to your account for your stays at our Inns prior to that date, if you have met the eligibility requirements of the Program and satisfied our “three-night requirement,” on the day prior to the scheduled special meeting of shareholders. If the date of the special meeting of shareholders changes from the date currently scheduled, the dates we will issue shares and credit them to your account will change automatically. If the date of the special meeting changes, we will file a subsequent prospectus supplement and notify you of the change.

After June 30, 2006, the price for the shares issued with respect to amounts credited to your Program account due to your stays at our Inns will no longer be calculated as the amount equal to the average of the closing prices of our stock on The Nasdaq Stock Market for the last five trading days of the calendar month, but will be $2.97 per share, an amount equal to the consideration offered to shareholders in the merger.

As a result of the merger, you will receive $2.97 in cash, without interest and less any applicable withholding tax, for each share of our common stock you own as of the date of the merger.

The merger is subject to certain closing conditions. If the merger is not consummated, we may reinstate the Jameson Stock Awards Program. In that event, all credits to your account will be issued retroactively.

If you have questions about your Program account, you can contact the Program Administrator:

Registrar and Transfer Company

Attn: Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey 07016

telephone: (800) 368-5948

email: info@rtco.com

website: http://www.rtco.com

You should provide your account number or social security number to the Program Administrator in any telephone or written inquiry. Any written inquiry should include a telephone number where you can be reached during business hours.